Exhibit 10.8.2
Coca-Cola Enterprises, Inc.
Form of Performance Share Unit Agreement
For Senior Officers in the United States

Name of Performance Stock Unit Recipient:

Target PSU Award:

Service Date:

Payment Date:

The terms and conditions applicable to this Performance Share Unit Award (“PSU Award” or “Award”) made by Coca-Cola Enterprises, Inc. (the “Company”) to U.S. executives on [DATE OF GRANT] are described below.

This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (As Amended Effective February 7, 2012) (the “Plan”), the terms of which are incorporated into this document. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement or in the Plan.

1.
Performance Share Unit Award. Your Target PSU Award is expressed as the number of performance stock units (“PSUs”) that will be earned if the target goal(s) of the Performance Conditions described in Section 2, below, are met (prior to any adjustment).

2.
Vesting in Your PSU Award. Upon the satisfaction of both the performance and service conditions to vesting (except as provided in Section 3), the Company will distribute a share of Coca-Cola Enterprises, Inc.’s common stock (“Stock”) to you for each PSU earned under your PSU Award.

a. Service Condition to Vesting. You must remain continuously employed by the Company or an Subsidiary until the Service Date to satisfy the service condition to vesting.

b.
Performance Conditions to Vesting. The percentage of the Target PSU Award that you earn will be determined based on the results under the Performance Conditions, which are as follows: [INSERT DEFINITIONS OF EACH PERFORMANCE CONDITION, THE PERFORMANCE PERIOD, THE MINIMUM, TARGET AND MAXIMUM PERFORMANCE LEVELS (TOGETHER WITH THE CORRESPONDING PERCENTAGE OF PSUs EARNED AT SUCH LEVELS), AND ADJUSTMENT RULES, IF ANY].

3. Waivers of the Vesting Conditions. Except as provided in this Section 3, 100% of your PSU Award will be forfeited upon your termination of employment with the Company or a Subsidiary prior to the Service Date.
a. Severance Termination. Although the performance conditions must be satisfied to determine the number of PSUs, if any, you will earn under this Award, the service condition will be waived on pro rata portion of the PSUs earned under Section 2 upon your Severance Termination. The pro ration fraction is determined by dividing the number of months between the grant date of this Award and your termination date by the number of months between the grant date and the Service Date.
b. Special Vesting in the Event of Your Death, Disability or Severance Termination Within 24 Months Following a Change in Control of the Company. In the event your employment terminates on account of your death, Disability or your Severance Termination within 24 months following a Change in Control of the Company, your PSU Award will vest, as follows:
i. 100% of your Target PSU Award will be immediately vested if such event occurs on or prior to the end of the Performance Period.
ii. 100% of the actual number of PSUs earned during the Performance Period pursuant to Section 2, above, if such event occurs on or after the end of the Performance Period.

4.
Dividend Equivalents on Your PSU Award. Under your PSU Award, you will earn cash credits equal to the dividends declared by the Board of Directors on a share of the Company’s stock from the date of the grant through the Payment Date, multiplied by number of vested performance stock units. These “Dividend Equivalents” will be credited immediately prior to payment of your PSU Award.

5.
Form and Timing of Payment of Your PSU Award and Dividend Equivalents. The Company will distribute a share of Coca-Cola Enterprises, Inc. common stock to you for each PSU that vests under your PSU Award, and it will make a cash payment to you equal to your Dividend Equivalents.

Your PSU Award and Dividend Equivalents will be paid to you upon the earlier of your death, separation from service due to Disability (provided such disability also constitutes a “disability” within the meaning of Section 409A of the Code), or within 60 days of the Payment Date.
6. Definitions. For purposes of this Award, the following definitions apply:

a.
“Disability” means your inability by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition is expected to have a duration of not less than one year.

b.
“Severance Termination” means your involuntary termination without Cause or, within two years following a Change in Control of the Company, your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company. “Cause” means (i) willful or gross misconduct that is materially detrimental to the Company, (ii) acts of personal dishonesty or fraud toward the Company or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel; and “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from your primary workplace.

7.
Deemed Acceptance of Award. You will be deemed to have accepted this grant and its terms and conditions as provided under the Plan and this document unless you notify the Company otherwise in writing. This deemed acceptance is applicable even if you do not acknowledge acceptance through the electronic process the Company may make available at the time of the grant.

8.
Acknowledgment of Nature of Plan and PSU Awards. Your PSU Award represents an unfunded and unsecured promise by the Company to pay amounts in the future if, and to the extent that, the award vests. The PSU Award does not entitle you to vote any shares of the Company’s common stock or receive actual dividends.

In accepting the Award, you acknowledge that:

a.	Your PSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party;

b.	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

c.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d.
Neither the Award of PSUs nor any provision of this Award Agreement, the Plan, or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, this Award shall not be interpreted to form an employment contract or relationship with the Company.

9.
Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU Award, including their grant or vesting of the Award, or conversion of the PSUs into shares; the receipt of any cash payments or the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to any Tax-Related Items becoming due with respect to the PSUs, the issuance of shares upon vesting of the PSUs or the receipt of any cash payments, you shall pay, or make adequate arrangements to satisfy all withholding obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from outstanding PSUs, from your wages or other cash compensation payable to you by the Company or your employer or from any cash payment received upon the payment of your PSU Award. In addition, ifor to the extent any applicable Tax-Related Items payment or withholding obligation has not been satisfied prior to the Award’s payment date (and if permissible under local law), the Company or your employer shall withhold shares to satisfy the withholding or payment obligation, provided that the Company or your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount. To the extent the Tax-Related Items obligation is satisfied by reducing the number of shares of Stock issued upon vesting of the PSUs, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested PSUs, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. Further, in the event that such share withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, the Tax-Related Items withholding obligation that has not been satisfied prior to the payment of the PSU Award may be satisfied by one or a combination of the following: (A) withholding from proceeds of the sale of shares of Stock acquired upon payment of the PSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (B) withholding from your wages or other cash compensation payable to you by the Company and/or your employer. You shall pay to the Company or to your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock to you if you fail to comply with your obligations in connection with the Tax-Related Items.

10.
Compliance with Code Section 409A. To the extent that this PSU Award is subject to section 409A of the Internal Revenue Code (the “Code”), the Award will be administered and interpreted in accordance with Code section 409A and the final regulations and other IRS guidance promulgated thereunder.

11. Repayment/Forfeiture. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted or (ii) similar rules under the laws of any other jurisdiction.
12. Data Privacy. By accepting this award, you hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, your employer, the Company, and Affiliated Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the restricted stock units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing the Executive Compensation Office. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan.
13. Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its terms and conditions. To the extent any provision of this Award is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:
EXECUTIVE COMPENSATION OFFICE
COCA-COLA ENTERPRISES, INC.
2500 WINDY RIDGE PARKWAY
ATLANTA, GA 30339
USA
(001) 678-260-3000